Morgan Stanley Institutional Fund, Inc. -
International Real Estate Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Nippon Building Fund Inc.
Purchase/Trade Date:	 1/20/2011
Offering Price of Shares: JPY 818,025.000
Total Amount of Offering: 34,000
Amount Purchased by Fund: 21 shares
Percentage of Offering Purchased by Fund: 0.062
Percentage of Funds Total Assets: 0.07
Brokers:  Nomura Securities Co., Ltd.,
Merrill Lynch Japan Securities Co., Ltd.,
Daiwa Securities Capital Markets Co., Ltd.,
Nikko Cordial Securities Inc., Mizuho Securities Co., Ltd.,
Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.
Purchased from: Nomura Securities

Securities Purchased:	HCP Inc.
Purchase/Trade Date:	3/22/2011
Size of Offering/shares:  30,000,000 shares
Offering Price of Shares: $36.900
Amount of Shares Purchased by Fund: 50,640
Percentage of Offering Purchased by Fund: 0.169
Percentage of Funds Total Assets: 0.30
Brokers: BofA Merrill Lynch, Citi, JPMorgan,
UBS Investment Bank, Wells Fargo Securities,
Morgan Stanley, RBS, Credit Suisse, Credit Agricole CIB,
KeyBanc Capital Markets, Goldman, Sachs & Co.,
Scotia Capital, BNY Mellon Capital Markets, LLC,
SunTrust Robinson Humphrey, Piper Jaffray,
PNC Capital Markets LLC, Morgan Keegan, CSCA
Purchased from:  Merrill Lynch